Exhibit 10.30

WAIVER AND AMENDMENT TO

STOCKHOLDERS AGREEMENT, LIMITED LIABILITY COMPANY AGREEMENT AND OPTION TO PURCHASE

This Waiver and Amendment (this “Waiver and Amendment”) to (i) that certain Stockholders Agreement by and among Change Healthcare Inc. (f/k/a HCIT Holdings, Inc.) (“Change Healthcare Inc.”), Change Healthcare LLC, McKesson Corporation (“McK”) and the Sponsors, Other Investors and Managers named therein, dated as of March 1, 2017 (the “Stockholders Agreement”), (ii) that certain Third Amended and Restated Limited Liability Company Agreement of Change Healthcare LLC, dated as of March 1, 2017 (the “LLCA”) and (iii) that certain Option to Enter into a Purchase Agreement by and among the Connect Parties named therein, the Company Parties named therein, the Sponsors named therein and the Echo Shareholders named therein, dated as of February 28, 2017 (the “Option to Purchase”), is entered into as of May 30, 2019 by and among Change Healthcare Inc., Change Healthcare LLC, McK, Change Healthcare Solutions, LLC and the requisite holders of Echo Shares (as defined in the Stockholders Agreement) as provided in Section 7.7(b) of the Stockholders Agreement (each a “Party” and collectively the “Parties”).

WHEREAS, each of the Parties desires to waive or amend the provisions of the Stockholders Agreement, LLCA and Option to Purchase as set forth herein.

WAIVER AND AMENDMENT

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth below, the parties hereto agree as follows:

A.    Amendment of the Stockholders Agreement. The Stockholders Agreement is hereby amended as follows:

(1)    Section 2.4(b) of the Stockholders Agreement is hereby amended and restated in its entirety as follows:

Class X Stock. Following a Qualified IPO, and prior to the MCK Trigger Date, in the event Echo breaches the terms of, or otherwise fails to take any action then required to be taken pursuant to the terms of, the Agreement and Plan of Merger, between Echo and MCK dated December 20, 2016, as amended, replaced or supplemented from time to time (the “Merger Agreement,” and/or the merger contemplated by the Merger Agreement and/or the LLC Agreement, the “Merger”), including for the avoidance of doubt, the failure to obtain any necessary approval of the Board of Directors or Stockholders of Echo required in connection with the Merger, then following the delivery to Echo by MCK of a written notice of such breach or failure, Echo, the Sponsors and the Stockholders shall take all Necessary Action to promptly issue to MCK (or one of its designated Affiliates) one (1) share of Class X Stock for the legal minimum consideration for such share which, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable, and have the rights set forth in the Articles.

(2)    Section 3.1(b) of the Stockholders Agreement is hereby amended and restated in its entirety as follows:

(b)    Post-IPO Board of Directors. Effective immediately prior to a Qualified IPO and in connection with the consummation of a Qualified IPO, the Stockholders and Echo shall take all Necessary Action to cause the Board of Directors to be comprised of such directors as Majority Blackstone Investors shall designate; provided, that (i) such Board of Directors shall meet any and all applicable Independence Requirements and the other rules and regulations of the SEC and any applicable stock exchange and (ii) such designees shall only be appointed to the Board of Directors to serve for terms of no more than one (1) year. Following such Qualified IPO and prior to consummation of a Qualified MCK Exit, for so long as Stockholders (together with their Permitted Transferees and Affiliates) collectively continue to hold forty percent (40%) or more of the aggregate number of shares of Common Stock entitled to vote generally in the election of directors as of the record date for such meeting, the Majority Blackstone Investors shall be entitled to nominate to the Board of Directors a number of directors equal to a majority of the total members of the Board of Directors. Following a Qualified MCK Exit, for so long as Blackstone (together with its Permitted Transferees and Affiliates) continues to hold fifty percent (50%) or more of the aggregate number of shares of Common Stock issued to Blackstone on the date hereof (as appropriately adjusted for any stock split, stock dividend, combination, recapitalization or the like), the Majority Blackstone Investors shall be entitled to nominate to the Board of Directors a number of directors equal to a majority of the total members of the Board of Directors minus one director (the “Post-MCK Exit Level”). Notwithstanding anything otherwise to the contrary herein, at all times following a Qualified IPO, for so long as Blackstone (together with its Permitted Transferees and Affiliates) continues to hold five percent (5%) or more of the aggregate number of shares of Common Stock entitled to vote generally in the election of directors as of the record date for such meeting, the Majority Blackstone Investors shall be entitled to nominate not fewer than two directors to the Board of Directors; provided, that following a Qualified MCK Exit, the Majority Blackstone Investors shall in no event be entitled to nominate a number of directors that would result in a number of nominees in excess of the Post-MCK Exit Level.

(3)    Section 7.9(ii) of the Stockholders Agreement is hereby amended and restated in its entirety as follows:

(ii)    if to H&F, to:

c/o Hellman & Friedman LLC

415 Mission Street

Suite 5700

San Francisco, California 94105

Attention:     Allen R. Thorpe

                     Arrie R. Park

Facsimile:    [fax number]

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Attention:     Atif Azher

Facsimile:    [fax number]

(4)    The Stockholders Agreement is hereby amended by inserting a new Section 7.17 as follows:

Section 7.17 Certain Recipients of Awards. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or otherwise, the Stockholders hereby agree that (i) each Person who first receives an Award (as defined in the HCIT Holdings, Inc. Amended and Restated 2009 Equity Incentive Plan) after March 1, 2017 (a “Post-Closing Awardee”) (x) is not, and shall at no time be, a Stockholder under this Agreement and (y) has, and shall have, no rights or obligations of any kind whatsoever under or with respect to this Agreement, and (ii) this Section 7.17 shall have no effect on the status under this Agreement of any Person who held Echo Shares as of March 1, 2017 or who received an Award (including, but not limited to, Awards comprising unvested restricted shares of Common Stock) in connection with the closing of the transactions contemplated by the Contribution Agreement. Notwithstanding the foregoing clause (i), a Post-Closing Awardee may be joined to this Agreement pursuant to an agreement that (A) expressly refers to this Section 7.17, (B) states that the Post-Closing Awardee is being joined to this Agreement notwithstanding Section 7.17 and (C) is signed by all the parties hereto that would be required to amend this Section 7.17.

B.    Amendment of the LLCA. The LLCA is hereby amended as follows:

(1)    The following definitions in the LLCA are hereby amended and restated in their entirety as follows:

“Adjustment Event” means, without duplication, (i) the filing by the Company of any amended U.S. federal income tax return, (ii) a “determination” as defined in Code Section 1313(a) and (iii) any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability of any Member or former Member (or their respective current and former Affiliates) for U.S. federal income tax in respect of (x) any item of income, gain, loss or deduction of the Company (each, a “Company Item”) for any taxable period, (y) any item of income, gain, loss or deduction of such Member attributable to the treatment as taxable of any issuance, repurchase, redemption or distribution by the Company to Echo described in Section 3.03(c) in connection with any Approved Plan or a redemption or repurchase of Echo Shares pursuant to the terms of the Echo Shareholders Agreement (each, an “Echo Benefit Plan Item”), or (z) any item of income, gain, loss or deduction of such Member attributable to the availability or unavailability of any interest deduction to such Member under Section 163(j)(4)(B) of the Code (a “Carryforward Interest Item”) excluding, for the avoidance of doubt, any event establishing the liability of the Company for an “imputed underpayment” under Section 6225 of the Partnership Tax Audit Rules for which an election under Section 6226 of the Partnership Tax Audit Rules is not made.

“Adjustment Tax Year Amount” means, for any Adjustment Event, any Member and any Tax Year to which such Adjustment Event relates, an amount, which may be positive or negative, determined by multiplying (i) the Applicable Tax Rate (as determined for such Tax Year) by (ii) (A) the sum of (x) the net amount of Company Items allocable to such Member (y) the net amount of Echo Benefit Plan Items recognized by such Member and (z) the net amount of any Carryforward Interest Items recognized by such Member, for such Tax Year after giving effect to such Adjustment Event (including any correlative adjustments to Company Items), minus (B) the sum of (x) the net amount of Company Items allocable to such Member, (y) the net amount of Echo Benefit Plan Items recognized by such Member and (z) the net amount of any Carryforward Interest Items, for such Tax Year before giving effect to such Adjustment Event (but, for the avoidance of doubt, after giving effect to any prior Adjustment Event).

“Annual Tax Distribution Amount” means with respect to a Member for a Tax Year, an amount equal to the product of (a) the excess of (x) the aggregate amount of net taxable income and gain allocated to such Member with respect to the Units pursuant to Section 8.01(c) for such Tax Year over (y) the amount of any deduction available to such Member for such Tax Year as a result of the application of Section 163(j)(4)(B) to business interest incurred by the Company in a prior Tax Year and (b) the Applicable Tax Rate.

“Estimated Tax Distribution Amount” means, with respect to a Member for each Estimated Tax Distribution Period of a Tax Year, an amount equal to (a) the product of (i) the excess of (x) the estimated aggregate amount of taxable income and gain allocated to such Member with respect to such Member’s Units pursuant to Section 8.01(c) for such Tax Year through the end of such Estimated Tax Distribution Period over (y) the estimated amount of any deduction available to such Member for such Tax Year through the end of such Estimated Tax Distribution Period as a result of the application of Section 163(j)(4)(B) to business interest incurred by the Company in a prior Tax Year, in each case as determined by the Board prior to the date of distribution pursuant to Section 8.02(a)(i) with respect to such Estimated Tax Distribution Period, and (ii) the Applicable Tax Rate less (b) the sum of the Estimated Tax Distribution Amount(s) previously calculated in respect of the previous Estimated Tax Distribution Period(s) with respect to such Tax Year.

(2)    Section 8.01(b)(i) of the LLCA is hereby amended by adding the following parenthetical to the end of the proviso thereof: “(it being understood for the avoidance of doubt that any allocation of Depreciation in respect of the MCK IPCo Owned Intellectual Property to Echo pursuant to this proviso shall be treated as having been made pursuant to paragraph 3(b) of that certain Amended and Restated Letter Agreement Relating to Agreement of Contribution and Sale dated as of September 28, 2018 by and among MCK, the MCK Members, Echo, the Company and Change Healthcare Holdings, LLC)”.

(3)    Section 11.04(d)(vi) of the LLCA is hereby amended and restated in its entirety, with effect from and after the date hereof, as follows:

“(vi) (A) from May 30, 2019 (the “Amendment Start Date”) until the date on which the MCK Exit Window terminates or expires, if any such date occurs prior to the date that the right of the MCK Members to approve Reserved Matters terminates pursuant to Section 5.05(b) (such termination or expiration date, the “Amendment End Date”), and in each case (A) except as expressly contemplated in this Agreement (but including pursuant to an Approved Echo Plan) or (B) except as expressly approved by the compensation committee of the Company or Echo, which such approval includes the approval of an employee or designee of the MCK Member or its Affiliates, as evidenced in the minutes of the applicable meeting or in the unanimous written consent, (1) any modification, waiver, or amendment of the terms of any Echo Shares or other Equity Securities of Echo or its Subsidiaries that were outstanding as of the Amendment Start Date (“Grandfathered Echo Securities”), or (2) other than pursuant to the terms of Grandfathered Echo Securities, any issuance, or authorization of issuance, grant or other award of any Echo Shares or other Equity Securities of Echo or its Subsidiaries, or any amendment to, modification of, or waiver of the terms of any issuance, grant or other award of any Echo Shares or other Equity Securities of Echo or its Subsidiaries; or

(B) prior to the Amendment Start Date and on or after the Amendment End Date, any issuance, or authorization of issuance, of any Echo Shares or other Equity Securities of Echo or its Subsidiaries, except as expressly contemplated in this Agreement and excluding the issuance of any Equity Securities of Echo or its Subsidiaries pursuant to awards approved by the Board under any Approved Echo Plan;”

C.    Waiver and Agreement in respect of the Option to Purchase. Each of McK, Change Healthcare Inc., Change Healthcare LLC and Change Solutions hereby agrees and consents as required under the Stockholders Agreement and LLCA (including Section 5.05 thereof) as follows:

(1)    For the purposes of this Waiver and Amendment, “eRx Cash” means cash and cash equivalents of eRx Network Holdings, Inc, and its subsidiaries determined in accordance with generally accepted accounting principles, in effect from time to time, minus (i) deposits in transit, cash overdrafts, outstanding checks, and negative bank balances, minus (ii) restricted cash.

(2)    That the Purchase Price under the Option to Purchase will be increased by an amount equal to eRx Cash as of 12:01am (New York time) on the day of Closing (as defined in the Option to Purchase).

(3)    That notwithstanding the restrictive covenants contained in Section 8(a) of the Option to Purchase or any other agreements among the parties, the Connect Parties will be permitted, following the earlier of (i) the date of the Echo Option Trigger (as defined in the Option to Purchase) or (ii) the expiration or termination of the MCK Exit Window (as defined in the LLCA), to distribute any eRx Cash from time to time prior to the Business Day prior to the Closing (as defined in the Option to Purchase) to the Echo Shareholders, so long as (A) such distribution is made pro rata among the Echo Shareholders and (B) if such distribution is made following the expiration or termination of the MCK Exit Window but prior to the date of the Echo Option Trigger, any such eRx Cash distributed, in the determination of the board of directors of eRx, is not otherwise reasonably necessary to operate the eRx business in the ordinary course or invest in the eRx business to maintain its competitiveness.

(4)    That the Echo Shareholders and eRx Network Holdings, Inc, and its subsidiaries are express third party beneficiaries with respect to this Section C and may enforce the rights hereunder as if party hereto.

D.    Authority. Each party hereto represents and warrants that it has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Amendment and to perform its obligations hereunder; and the execution, delivery and performance of this Amendment has been duly authorized by all necessary corporate or limited liability company, as applicable, action.

E.    Miscellaneous.

a.    Counterparts. This Waiver and Amendment may be executed in two or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

b.    Headings. Headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Waiver and Amendment.

c.    Continued Effectiveness. Except as expressly amended, modified or supplemented in this Waiver and Amendment, the terms of the Stockholders Agreement and the LLCA remain unchanged, and, as amended by this Waiver and Amendment, shall remain in full force and effect, and each is hereby confirmed and ratified. For avoidance of doubt, nothing herein shall be deemed to modify or impair the rights of the Members (as defined in the LLCA) pursuant to the LLCA, including, without limitation, the approval rights of the Members (as members of the IPO Committee) with respect to the final pricing, size and other material terms of a Qualified IPO pursuant to Section 5.05(a)(xxvi) of the LLCA.

d.    CHOICE OF LAW. THIS WAIVER AND AMENDMENT WILL BE GOVERNED BY, AND ENFORCED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE THAT WOULD PROVIDE FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

e.    Amendments. This Waiver and Amendment may not be amended except by an instrument in writing and signed by each of the Parties hereto.

[Signatures Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Waiver and Amendment to be duly executed and delivered in its name and on its behalf, all as of the day and year first written above.

BLACKSTONE CAPITAL PARTNERS VI L.P.

By:	Blackstone Management Associates VI L.L.C., its general partner

By: BMA VI L.L.C., its sole member

By:	/s/ Neil P. Simpkins
Name: Neil P. Simpkins Title: Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP VI L.P.

By:	BCP VI Side-By-Side GP L.L.C., its general partner

By:	/s/ Neil P. Simpkins
Name: Neil P. Simpkins Title: Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP VI – ESC L.P.

By:	BCP VI Side-By-Side GP L.L.C., its general partner

By:	/s/ Neil P. Simpkins
Name: Neil P. Simpkins Title: Senior Managing Director

BLACKSTONE EAGLE PRINCIPAL TRANSACTION PARTNERS L.P.

By:	Blackstone Management Associates VI L.L.C., its general partner

By: BMA VI L.L.C., its sole member

By:	/s/ Neil P. Simpkins
Name: Neil P. Simpkins Title: Senior Managing Director

[Signature Page to Waiver and Amendment]

IN WITNESS WHEREOF, each of the parties hereto has caused this Waiver and Amendment to be duly executed and delivered in its name and on its behalf, all as of the day and year first written above.

CHANGE HEALTHCARE INC.

By:	/s/ Loretta A. Cecil
Name: Loretta A. Cecil Title: Executive Vice President, General Counsel

CHANGE HEALTHCARE LLC

By:	/s/ Loretta A. Cecil
Name: Loretta A. Cecil Title: Executive Vice President, General Counsel

[Signature Page to Waiver and Amendment]

IN WITNESS WHEREOF, each of the parties hereto has caused this Waiver and Amendment to be duly executed and delivered in its name and on its behalf, all as of the day and year first written above.

McKESSON CORPORATION

By:	/s/ Britt J. Vitalone
Name: Britt J. Vitalone Title: Chief Financial Officer

PF2 IP LLC

By:	/s/ Michele Lau
Name: Title:

PF2 PST SERVICES INC.

By:	/s/ Michele Lau
Name: Title:

[Signature Page to Waiver and Amendment]